Exhibit 99.2

News Releases

Brantley Capital Corporation Announces Settlement

     CONTACT:

Tab Keplinger
Brantley Capital Corporation
(216) 464-8400

     CLEVELAND, Ohio – March 20, 2003 — Brantley Capital Corporation, a closed-end business development company registered under the Investment Company Act of 1940 (NASDAQ Symbol: BBDC) announced today that it has entered into a Memorandum of Understanding with Phillip Goldstein, a director who conducted a proxy contest for two seats on the board of directors at the September 17, 2002 Annual Meeting of Shareholders. Since the Annual Meeting, Mr. Goldstein and the Company have been engaged in litigation to determine the outcome of the election of directors at such meeting.

     Pursuant to the Memorandum of Understanding, one of Mr. Goldstein’s nominees, Gerald Hellerman, will be seated on the Board of Directors immediately, and incumbent director Benjamin F. Bryan will resign, resulting in there being four independent directors, L. Patrick Bales, Phillip Goldstein, Gerald Hellerman, and Peter Saltz, on a seven member board. The remaining directors are Paul H. Cascio, James P. Oliver, and Robert P. Pinkas.

     The Memorandum of Understanding provides that the Company will propose a plan of orderly disposition of its assets and the prompt distribution of proceeds to shareholders, or in the alternative, a sale of the assets of the Company or a cash-out merger with another company with the goal of a prompt cash distribution to shareholders (“Plan”). The Plan will be submitted to shareholders for their approval at the 2003 Annual Meeting to be held later this year. As part of the Plan, the Company also agreed to restructure its Investment Advisory Agreement with Brantley Capital Management, LLC, to reduce its advisory fee from 2.85% of net asset value per annum to 2.5% of net asset value per annum, and to cancel all outstanding stock options. Under the Plan, BCM would become entitled to an incentive fee equal to 20% of distributions to the Company’s shareholders in excess of $10 per share. However, such incentive fee would be paid only after aggregate distributions to shareholders exceed $13 per share.

     Under the Plan the litigation would end, and Mr. Goldstein would be reimbursed by the Company for his litigation and proxy solicitation expenses in an amount not to exceed $275,000.

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FORWARD-LOOKING STATEMENTS

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation

Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

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